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                                                                    EXHIBIT 3.1
                       AMENDED ARTICLES OF INCORPORATION

                                       OF

                              RMI TITANIUM COMPANY

                     PREVIOUSLY NAMED BONDED STATIONS, INC.

     The Articles of Incorporation, as the same have been amended to date, of Bonded Stations, Inc. are amended in their entirety to read as follows, and as so amended the Amended Articles of Incorporation of Bonded Stations, Inc. hereinafter set forth supersede in their entirety the existing Articles of Incorporation of Bonded Stations, Inc. and any amendments thereto heretofore adopted:

     FIRST: The name of the Corporation shall be RMI Titanium Company.

     SECOND: The principal office of the Corporation in the State of Ohio is to be located in the City of Niles, County of Trumbull.

     THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

     FOURTH: The number of shares which the Corporation is authorized to have outstanding is 35,000,000 shares of which 30,000,000 shall be common shares with $.01 par value and 5,000,000 shall be preferred shares without par value.

     Effective March 31, 1994 each share of common stock of the Company, par value $.01 per share, that is issued and outstanding shall be changed, ipso facto and without any other action on the part of the holders of such common stock, into one-tenth (1/10) share of the common stock of the Company, par value $.01 per share.

     The express terms of the preferred shares are as follows:

          (a) Shares classified and designated as preferred shares shall be entitled to voting rights as follows:

             (i) Except as otherwise required by law or the Articles of Incorporation of the Corporation, including subparagraphs (a) through
        (e) of this Article FOURTH, the holders of the preferred stock, voting together as a class with the holders of the common stock, shall be entitled to vote for the election of directors and all other matters.

             (ii) During any period in which dividends on the preferred stock are cumulatively in arrears in the amount of six or more full quarterly dividends, the holders of the preferred stock, voting together as a class, will have the right to elect two directors which two directorships shall be in addition to that number of directors then determined as constituting the number of members of the board of Directors pursuant to the Regulations of the Corporation.

          (b) The board of Directors is authorized, subject to any limitations prescribed by law and to the provisions of this Article FOURTH, to adopt amendments to these Articles of Incorporation in respect of any unissued or treasury shares of the preferred stock and thereby to fix or change: the division of such shares into series and the designation and authorized number of shares of each series; the dividend or distribution rate; the dates of payment of dividends and the dates, if any, from which they are cumulative; liquidation price; redemption rights and price; sinking fund requirements; conversion rights; and restrictions on the issuance of such shares or any series thereof. In addition the Board of directors is hereby authorized to similarly fix or change any or all other express terms in respect of the preferred stock as may be permitted or required by law.

          (c) Upon the conversion of any shares of preferred stock the stated capital of the corporation shall be reduced or increased in such a manner and at such a rate so that the stated capital attributable to any share issued upon the exercise of such conversion rights shall be the same as any other share of its class and not the stated capital of the share so converted.
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          (d) The holders of the shares of preferred stock, shall receive dividends, when and as declared by the Board of Directors, out of funds available for the payment of dividends, before any dividends shall be paid on the shares of common stock. Such dividends shall be payable at the rate per share per annum, and no more, and pursuant to the other terms as shall have been fixed by the Board of Directors, and no dividends shall be paid on the shares of common stock unless the current dividends, and all the arrears of dividends, if any, on the outstanding shares of the preferred stock shall have been made for the payment thereof.

          (e) In case of the dissolution or liquidation of the Corporation, before any payment shall be made to the holders of the common stock, the holders of the preferred stock shall be entitled to be paid from the assets available thereof the liquidation price fixed by the Board of Directors, and all accrued and unpaid dividends thereon, but shall not be entitled to participate any further in the distribution of the assets of the corporation.

     FIFTH: No holders of any class of shares of the Corporation shall have any preemptive right to purchase or have offered to them for the purchase any shares or other securities of the Corporation.

     SIXTH: The Corporation may from time to time, pursuant to authorization by the Directors and without action by the shareholders, purchase or otherwise acquire shares of the Corporation of any class or classes in such manner, upon such terms and in such amounts as the Directors shall determine; subject, however, to such limitation or restriction, if any, as is contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question.

     SEVENTH: The approval of holders of shares representing two-thirds of the voting power of the Corporation and, if a class vote is otherwise required by applicable law, approval of the holders of shares representing two-thirds of the voting power of any shares voting separately as a class, shall be required to effect any amendment to the Amended Articles of Incorporation, a merger or consolidation if under Ohio law such merger or consolidation would have to be submitted to the shareholders of the Corporation for action, a sale or disposition of all or substantially all of the assets of the Corporation or a dissolution of the Corporation. Notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any other purpose the vote, consent, waiver or release of the holders of the shares entitling them to exercise two thirds, or any other proportion, of the voting power of the Corporation or any class of classes of shares thereof, any such other action, unless otherwise expressly required by statute or by these Amended Articles of Incorporation, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes.

     EIGHTH: The shareholders of the Corporation shall have no right to cumulatively vote in the election of Directors of the Corporation.

     NINTH: Any and every statute of the State of Ohio hereafter enacted, whereby the rights, powers or privileges of corporations or of the shareholders or corporations organized under the laws of the State of Ohio are increased or diminished or in any way affected, or whereby effect is given to the action taken by any number, less than all, of the shareholders of any such corporation, shall apply to the Corporation and shall be binding not only upon the Corporation but upon every shareholder of the Corporation to the same extent as if such statute had been in force at the date of filing these Articles of Incorporation of the Corporation in the office of the Secretary of State of Ohio.